Exhibit 99.1

NEWS RELEASE

ICF International Reports Third Quarter 2014 Results

■	Total Revenues Increased 8.5 Percent to $265 Million

■	Commercial Revenue Growth Was 14 Percent Led by Digital Services and Energy Business Areas

■	Adjusted EPS Was $0.62, Exclusive of M&A Expenses and Special Charges; Diluted EPS Was $0.59

■	Record Contract Awards Were $618 Million; Book-to-Bill Ratio Was 2.3

Acquisition of Digital Services Provider Olson Closed November 5, 2014

FOR IMMEDIATE RELEASE:

Investor      Douglas Beck, ICF International, douglas.beck@icfi.com, +1.703.934.3820

contacts:     Lynn Morgen, MBS Value Partners, lynn.morgen@mbsvalue.com, +1.212.750.5800

FAIRFAX, Va. (November 6, 2014) -- ICF International, Inc. (NASDAQ:ICFI), a leading provider of consulting services and technology solutions to government and commercial clients, reported results for the third quarter ended September 30, 2014.

Third Quarter 2014 Results

For the third quarter, revenue was $264.8 million, an 8.5 percent increase over the $244.1 million reported in the 2013 third quarter. Adjusted EBITDA was $25.1 million, or 9.5 percent of revenues, for the 2014 third quarter. Net income, exclusive of acquisition costs and special charges, was $12.3 million, or $0.62 per diluted share, for the third quarter, representing increases of 9.5 percent and 10.7 percent, respectively, over the comparable period last year.

Reported EBITDA, net income and diluted earnings per share for the third quarter were $24.0 million, $11.6 million and $0.59, respectively.

“ICF’s increasingly diversified client base and our recognized expertise in key end markets continued to benefit our results,” noted ICF International Chairman and Chief Executive Officer Sudhakar Kesavan. “Double-digit revenue increases from our commercial, international government1 and state and local government clients drove solid growth in this year’s third quarter, more than offsetting the slowdown in federal government spending.

1 In the third quarter of 2014, the nomenclature for the category of “Non-U.S. Government” revenue by client was changed to “International Government.” The criteria for determining the revenue in the two categories remain the same.

“Our two major markets—‘Energy, Environment & Infrastructure’ and ‘Health, Social Programs & Consumer/Financial’—posted revenue growth of 9 percent and 13 percent, respectively, and represented 90 percent of total revenues for the period. We believe this demonstrates the competitive advantages of our domain knowledge in advising and implementing programs for both government and commercial clients. On an adjusted basis, growth in operating profit outpaced our revenue increase in the third quarter, reflective of higher productivity throughout the organization and recent actions taken to align staffing with our changing business mix.

“Contract awards reached a record $618 million in the third quarter and were well diversified across our key markets. Year-to-date contract awards of $1.04 billion position 2014 to be another strong sales year for ICF and provide important visibility on future revenue performance,” Mr. Kesavan said.

Recent Development

On November 5, 2014, ICF completed the acquisition of Minneapolis-based Olson, a provider of digital marketing services to a diversified client base around customer and stakeholder engagement and e-commerce.

“The Olson acquisition positions ICF as a full-service digital services provider to commercial and government clients. The transaction increases our mix of higher margin commercial business, creates substantial cross-selling opportunities with ICF’s and Olson’s existing commercial clients and enables ICF to provide commercial best practices in digital and strategic communications work for government clients,” Mr. Kesavan said.

Backlog and New Business Awards

Backlog was $1.9 billion at the end of the third quarter of 2014. Funded backlog was $832 million, or 44 percent of the total. The total value of contracts awarded in the 2014 third quarter was a record $618 million, up 29 percent from the same period last year. The value of year-to-date contract awards was $1.04 billion, an increase of 10 percent over the comparable year-ago period.

Commercial Business Third Quarter 2014 Highlights

Revenues from commercial clients increased 14 percent in the third quarter from the same period last year and accounted for 29 percent of total revenues. Revenues from energy advisory and energy efficiency clients were $33 million, up 10.6 percent from the same period last year. Energy efficiency clients accounted for 35 percent of commercial revenues.

Key Commercial Sales Highlights in the Third Quarter

Commercial sales were $104 million in the third quarter and $265 million for the first nine months of 2014, representing book-to-bill ratios of 1.4 and 1.2, respectively.

ICF was awarded more than 400 commercial projects globally in the third quarter. The largest awards included:

■

Energy Efficiency: Three contracts with a combined value of up to $61 million with Baltimore Gas & Electric to extend and enhance energy efficiency services. Two additional energy efficiency engagements with other U.S. utilities totaled $2.5 million.

■	Energy Infrastructure: A $1.4 million environmental management review of a natural gas drilling project.

■	Digital Services: $3.3 million in digital data applications for a consumer products company, a financial industry association and a national retail grocery chain.

Other contracts with significant value include an Asian aviation market study, a smart commercial energy program implementation, public health survey research for a private university, and a strategic plan for an aerospace manufacturer.

Government Business Third Quarter 2014 Highlights

■

U.S. federal government revenues declined 3 percent in the third quarter and accounted for 52 percent of total revenues, compared with 58 percent in last year’s third quarter. Despite the decrease in federal government revenues, ICF saw growth in a number of areas, including the Departments of Health and Human Services, Housing and Urban Development, State, Veterans Affairs and the Environmental Protection Agency.

■

U.S. state and local government revenues increased 19 percent and accounted for 11 percent of total revenues, up from 10 percent in last year’s third quarter, led by increased disaster recovery work related to Superstorm Sandy.

■

International government revenues increased 94 percent and accounted for 8 percent of total revenues, up from 5 percent in last year’s third quarter, resulting from contract wins with the U.K. government and the European Commission and the Mostra acquisition, which was completed in February 2014.

Key Government Contracts Awarded in the Third Quarter

ICF was awarded more than 200 U.S. federal contracts and task orders and hundreds of additional contracts from other U.S. state and local governments and international governments. The largest awards included:

■

Information Technology: A contract with a ceiling of $100 million from the National Institutes of Health to support biomedical and clinical information services and a $25 million contract with Pension Benefit Guaranty Corporation (PBGC) to modernize PBGC’s business operations and customer service.

■

Digital Services and Strategic Communications: A single-award blanket purchase agreement with a value of up to $100 million to support the expansion and promotion of the National Cancer Institute’s Tobacco Cessation Resources program.

■	Program Implementation: A $78 million contract to establish the National Capacity Building Center for Public Child Welfare Agencies for the Department of Health and Human Services.

■	Environment: An $18.5 million contract with the Office of Superfund Remediation and Technology Innovation to provide technical, training, meeting and outreach support.

■

Research and Evaluation: An $18.5 million contract with Substance Abuse and Mental Health Services Administration to support the Center for Mental Health Services’ Suicide Prevention Branch in evaluating its suicide prevention programs on a national level.

■	International Development: An $18 million agreement to support the U.S. Agency for International Development in strengthening health information systems in developing countries.

■

Public Health: A $14.5 million task order with the Centers for Disease Control and Prevention (CDC) to provide evaluation and technical assistance services to states, tribal agencies and community organizations recently awarded grants to prevent and control chronic diseases and promote healthy communities. In addition, ICF won three new contracts with the CDC, each valued at greater than $10 million, to provide IT and technical support and evaluation services for CDC programs.

Additional U.S. federal government awards greater than $5 million included software development, training and technical assistance and childcare research support engagements for the Department of Health and Human Services; strategic communications support for a Department of Defense environmental health survey; wildlife restoration work for the Department of the Interior; and IT program support and international survey research for the Department of State.

The largest nonfederal government awards included environmental management projects at the state and local level and communications program evaluation and regulatory program support for the European Commission.

Summary and Outlook

“ICF’s third quarter performance reflected the improved profitability that we have achieved due to recent staff realignments and the increasing contribution of our commercial business. Fourth quarter results are expected to be strong, benefitting from similar trends to those of the third quarter and easier year-on-year comparisons. We expect the Olson acquisition to add approximately $20 million to $25 million in revenues in the fourth quarter and for the transaction to be neutral to reported fourth quarter 2014 diluted earnings per share results.

“For full year 2014, revenues are expected to range from $1.04 billion to $1.06 billion, inclusive of the Olson acquisition. Based on year-to-date adjusted earnings per share of $1.68, our guidance range for adjusted earnings per share for full year 2014 continues to be $2.19 to $2.27. The guidance range for full year 2014 diluted earnings per share remains at $2.12 to $2.20, exclusive of additional acquisition-related expenses. Earnings per share guidance is based on approximately 20.0 million diluted weighted average shares outstanding and an effective tax rate of approximately 37 percent. We reaffirm that our cash flow from operations will range from $60 million to $70 million.

“It is important to note that if we excluded related integration, amortization and personnel retention expenses, the Olson acquisition is estimated to have a positive impact of $0.08 on 2014 fourth quarter earnings per share.

“Record levels of third quarter and year-to-date bookings position ICF for continued growth in 2015. Based on our current visibility, we expect to enter 2015 with a total contract backlog at higher levels than the beginning of 2014. We anticipate continued growth from our existing commercial business, which should account for approximately 36 percent of our total pro forma 2014 revenues, inclusive of the Olson transaction. After making business development and technology investments in Olson, the acquisition is expected to add between 80 and 100 basis points to ICF’s EBITDA margin beginning in 2015,” Mr. Kesavan said.

ICF will provide full year 2015 revenue and earnings guidance when the company releases its fourth quarter 2014 results.

###

About ICF International

ICF International (NASDAQ:ICFI) provides professional services and technology solutions that deliver beneficial impact in areas critical to the world's future. ICF is fluent in the language of change, whether driven by markets, technology, or policy. Since 1969, we have combined a passion for our work with deep industry expertise to tackle our clients' most important challenges. We partner with clients around the globe—advising, executing, innovating—to help them define and achieve success. Our more than 5,000 employees serve government and commercial clients from more than 70 offices worldwide. ICF's website is www.icfi.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those risks related to: the potential difficulties and delays in integrating Olson (the “Merger”) or fully realizing anticipated cost savings and other benefits from the Merger; the reaction to the Merger of customers, employees and counterparties; the government contracting industry generally; and our particular business, including our dependence on contracts with U.S. federal government agencies. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

ICF International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)

Gross Revenue	$264,796	$244,055	$773,708	$719,544
Direct Costs	166,064	154,024	486,461	448,370
Operating costs and expenses:
Indirect and selling expenses	74,704	67,647	218,573	203,513
Depreciation and amortization	3,227	2,771	9,493	8,352
Amortization of intangible assets	2,273	2,459	6,429	7,211
Total operating costs and expenses	80,204	72,877	234,495	219,076
Operating Income	18,528	17,154	52,752	52,098
Interest expense	(800)	(476)	(2,288)	(1,870)
Other (expense) income	(335)	140	(991)	209
Income before income taxes	17,393	16,818	49,473	50,437
Provision for income taxes	5,840	5,687	18,206	18,863
Net income	$11,553	$11,131	$31,267	$31,574

Earnings per Share:
Basic	$0.59	$0.56	$1.59	$1.60
Diluted	$0.59	$0.55	$1.56	$1.57

Weighted-average Shares:
Basic	19,450	19,802	19,682	19,685
Diluted	19,713	20,165	20,069	20,088

Other comprehensive income (loss):
Foreign currency translation adjustments	(1,355)	445	(895)	3
Comprehensive income	$10,198	$11,576	$30,372	$31,577

Reconciliation of non-GAAP financial measures:

Reconciliation of Service Revenue
Revenue	$264,796	$244,055	$773,708	$719,544
Subcontractor and Other Direct Costs*	(72,663)	(63,992)	(202,080)	(181,106)
Service Revenue	$192,133	$180,063	$571,628	$538,438

Reconciliation of EBITDA
Operating Income	$18,528	$17,154	$52,752	$52,098
Depreciation and amortization	5,500	5,230	15,922	15,563
EBITDA	24,028	22,384	68,674	67,661
Acquisition-related expenses**	815	106	1,444	367
Special charges related to severance for staff realignment***	252	—	1,931	—
Adjusted EBITDA	$25,095	$22,490	$72,049	$68,028

Reconciliation of Adjusted EPS
Diluted EPS	$0.59	$0.55	$1.56	$1.57
Acquisition-related expenses, net of tax	0.02	0.01	0.04	0.01
Special charges related to severance for staff realignment, net of tax	0.01	—	0.06	—
Foreign currency loss related to office closure, net of tax	—	—	0.02	—
Adjusted EPS	$0.62	$0.56	$1.68	$1.58

*	Subcontractor and Other Direct Costs exclude Direct Labor and Fringe.
**	Acquisition-related expenses include expenses related to closed and anticipated-to-close acquisitions.
***	Special charges related to severance were for the staff realignment announced in the second quarter of 2014, a portion of which was not recognized until the third quarter of 2014.

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	September 30, 2014	December 31, 2013
	(Unaudited)

Current Assets:
Cash	$7,509	$8,953
Contract receivables, net	248,154	205,062
Prepaid expenses and other	13,892	7,847
Income tax receivable	3,528	4,482
Total current assets	273,083	226,344
Total property and equipment, net of accumulated depreciation of $54,774 and $49,229 as of September 30, 2014, and December 31, 2013, respectively	28,920	30,214
Other assets:
Goodwill	461,659	418,839
Other intangible assets, net	15,852	12,239
Restricted cash	1,548	1,864
Other assets	12,419	11,414
Total Assets	$793,481	$700,914

Current Liabilities:
Accounts payable	$44,729	$45,544
Accrued salaries and benefits	44,017	45,994
Accrued expenses	40,445	32,256
Deferred revenue	20,471	20,282
Deferred income taxes	4,155	6,144
Total current liabilities	153,817	150,220
Long-term liabilities:
Long-term debt	115,216	40,000
Deferred rent	14,805	12,912
Deferred income taxes	11,944	10,780
Other	9,027	12,911
Total Liabilities	304,809	226,823
Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, par value $.001 per share; 5,000,000 shares authorized; none issued	—	—
Common stock, par value $.001 per share; 70,000,000 shares authorized; 21,019,032 and 20,617,270 shares issued; and 19,397,733 and 19,764,634 shares outstanding as of September 30, 2014, and December 31, 2013, respectively	21	21
Additional paid-in capital	263,740	250,698
Retained earnings	277,174	245,907
Treasury stock	(50,378)	(21,545)
Accumulated other comprehensive loss	(1,885)	(990)
Total Stockholders’ Equity	488,672	474,091
Total Liabilities and Stockholders’ Equity	$793,481	$700,914

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Nine months ended
	September 30,
	2014	2013
	(Unaudited)
Cash flows from operating activities
Net income	$31,267	$31,574
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash equity compensation	8,858	6,565
Depreciation and amortization	15,922	15,563
Other adjustments, net	(1,712)	2,816
Changes in operating assets and liabilities, net of the effect of acquisitions:
Contract receivables, net	(25,293)	(10,473)
Prepaid expenses and other assets	(6,378)	(5,349)
Accounts payable	(96)	(2,118)
Accrued salaries and benefits	(2,954)	(3,094)
Accrued expenses	4,170	4,871
Deferred revenue	(3,629)	(3,414)
Income tax receivable and payable	228	8,512
Other liabilities	(847)	1,229
Net cash provided by operating activities	19,536	46,682
Cash flows from investing activities
Capital expenditures for property and equipment and capitalized software	(10,582)	(10,082)
Payments for business acquisitions, net of cash received	(59,537)	(4,763)
Net cash used in investing activities	(70,119)	(14,845)

Cash flows from financing activities
Advances from working capital facilities	369,936	90,790
Payments on working capital facilities	(294,720)	(131,726)
Debt issue costs	(854)	—
Proceeds from exercise of options	1,569	2,360
Tax benefits of stock option exercises and award vesting	2,617	338
Net payments for stockholder issuances and buybacks	(28,835)	(2,465)
Net cash provided by (used in) financing activities	49,713	(40,703)
Effect of exchange rate changes on cash	(574)	147
Decrease in cash	(1,444)	(8,719)
Cash, beginning of period	8,953	14,725
Cash, end of period	$7,509	$6,006

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$2,109	$1,881
Income taxes	$17,271	$9,764

Non-cash investing and financing transactions:
Fair value of contingent consideration payable in connection with acquisition	$—	$8,028

ICF International, Inc. and Subsidiaries

Supplemental Schedule

Revenue by market	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Energy, environment, and infrastructure	39%	39%	39%	39%
Health, social programs, and consumer/financial	51%	49%	51%	48%
Public safety and defense	10%	12%	10%	13%

Total	100%	100%	100%	100%

Revenue by client	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

U.S. federal government	52%	58%	52%	59%
U.S. state and local government	11%	10%	11%	9%
International government	8%	5%	9%	4%
Government	71%	73%	72%	72%

Commercial	29%	27%	28%	28%

Total	100%	100%	100%	100%

Revenue by contract	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Time-and-materials	47%	52%	48%	52%
Fixed-price	33%	27%	33%	28%
Cost-based	20%	21%	19%	20%

Total	100%	100%	100%	100%